Exhibit 10.3m


                       CONSULTING AGREEMENT


              This Consulting    Agreement  ("Agreement"),  is entered
into this 16 day of April, 1999 (the "Execution Date"), by and between Peter J. Ratican ("Consultant") located at 1265 Chateau Road, Pasadena, CA 91105 and Maxicare Health Plans, Inc., a Delaware corporation, located at 1149 South Broadway Street, Suite 910, Los Angeles, CA 90015 (the "Company").

              WHEREAS, Consultant has been employed as Chairman of the Board ("Chairman"), President and Chief Executive Officer ("CEO") of the Company pursuant to the terms of that certain Amended and Restated Employment and Indemnification Agreement dated as of April 1, 1996, as amended by Amendment No. 1 thereto, dated February 11, 1997, Amendment No. 2 thereto, dated March 28, 1998, Amendment No. 3 thereto, dated May 8, 1998 and Amendment No. 4 thereto of even date herewith by and between the Company and Consultant (collectively, the "Employment Agreement");

              WHEREAS, the Consultant has agreed to terminate the Employment Agreement on June 30, 1999 (the "Termination Date") and enter into a Settlement and Release Agreement with the Company of even date herewith (the "Settlement Agreement") along with certain other agreements ("Related Agreements");

              WHEREAS, subject to the effectiveness of this Agreement, the Settlement Agreement and the Related Agreements the Company and the Consultant have agreed that Consultant shall render consulting services on behalf of the Company after the Termination Date pursuant to the terms and conditions set forth in this Agreement;

              NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, the Company and Consultant agree as follows:

              1. Definitions. As used in this Agreement, the following capitalized terms shall have the following meanings, unless otherwise expressly provided or unless the context otherwise requires. "Board of Directors" means the Board of Directors of the Company or the Executive Committee of the Board of Directors.

                  "Cause" means, except  as  otherwise contemplated by
Sections 7(a) or  7(b)    below,  the  involuntary  termination of the
Agreement by the Company by reason of:

                  (i) the willful or habitual failure by Consultant to perform requested duties commensurate with his engagement pursuant to the terms of this Agreement without good cause (the "Breach"), after a demand for substantial performance is delivered to Consultant by the Board of Directors, which notice specifically identifies the manner in which Consultant has not performed his duties (other than as a result of the death orIncapacity of Consultant) and Consultant is given the opportunity to cure the Breach ;

                  (ii) the willful engaging by Consultant in misconduct materially injurious to the Company, provided, however, that an act shall be considered "willful," only if done or omitted in bad faith and without reasonable belief on Consultant's part that his action was in the best interest of the Company; or

                  (iii) the conviction by final judgment and after all appeals of Consultant for a felony or of a crime involving moral turpitude, dishonesty, fraud or theft with respect to the performance of Consultant's services to the Company (collectively referred to as "Crime"); provided, however, this provision shall not apply in the event that such Crime was committed by Consultant on behalf of or for the benefit of the Company and not for Consultant's personal gain. Notwithstanding the foregoing, for purposes of Sections 1(i) and 1(ii), above, such events shall be deemed to have occurred only upon
(a) the due adoption by the Board of Directors at a meeting called and held for such purpose (after reasonable notice to Consultant and his counsel and after affording Consultant and his counsel an opportunity to be heard before the Board of Directors), of a resolution finding that, in the good faith opinion of the Board of Directors, Consultant was guilty of the conduct set forth in such Sections, and (b) in the event that such resolution is duly adopted by the Board of Directors, the receipt by Consultant of five (5) days written notice prior to the effectiveness thereof.

              "Incapacity" means the absence of the Consultant from his engagement or the inability of Consultant to perform his duties pursuant to this Agreement by reason of mental or physical illness, disability or incapacity for a period of four (4) months or more during any twelve (12) month period during the term hereof, and either the Company or Consultant elects to declare such illness, disability or incapacity to be of a permanent nature.

              2.  Consulting Services.     Subject to the restrictions
and limitations set forth below, during the "Term" as hereinafter defined, of this Agreement, Consultant and the Company hereby agree:

                  (a) for the purposes hereof the consulting services rendered by the Consultant shall be limited to advice and strategic planning for the Company, or discussions, negotiations with third parties of a nature consistent with those services previously performed by the Consultant as Chief Executive Officer and President of the Company;

                  (b) Consultant shall render only those consulting services requested by the Chairman of the Board of the Company, or its Chief Executive Officer, or the Board of Directors (collectively, the "Supervisors"). Unless expressly requested by the Supervisors in a manner consistent with the terms hereof, Consultant shall not be required to render any consulting services during the Term hereof and the failure of the Supervisors to request and the Consultant to render consulting services during the Term hereof shall not be grounds for termination or modification of this Agreement;

                  (c) unless expressly agreed to by the Consultant all consulting services rendered by the Consultant hereunder shall be rendered during normal business hours; and

                  (d) any consulting services rendered by the Consultant pursuant to this Agreement shall be in the Los Angeles metropolitan area or such other place as the Company may in the future relocate its principal executive offices to. The consulting services rendered by the Consultant during the Term of this Agreement as set forth in Sections 2(a) through 2(d) above shall hereinafter be defined as the "Consulting Services".

              3. Non-Exclusive Services. Notwithstanding anything to the contrary contained elsewhere herein:

                  (a) the Consulting Services to the Company during the Term of this Agreement shall be non-exclusive. In addition, the performance of such Consulting Services shall not interfere with any other business or position which Consultant wishes to engage in or undertakes during the Term hereof. Notwithstanding the foregoing, Consultant agrees that for a period of one (1) year from the Termination Date, Consultant shall not serve as an employee, officer, director, advisor, consultant or purchase an amount in excess of five percent (5%) of any corporation, partnership, joint venture, limited liability company or other enterprise which competes directly or indirectly with the Company in the States of California, Indiana or Louisiana, including but not limited to any health care provider, health maintenance organization ("HMO"), preferred provider organization ("PPO"), life, health or disability insurance company, or any other business which arranges for, provides or finances health care in such states (hereinafter, collectively "Competitors"). Except as expressly set forth in the preceding sentence, nothing contained in this Agreement shall prohibit Consultant from serving as an officer, director or employee, or being a shareholder, partner, joint-venturer or member of any Competitor or any other business or other enterprise including any business, enterprise, position, or ownership interest which may be competitive with the Company or any of its subsidiaries or affiliates. Consultant shall be able to take reasonable vacations during the Term (as hereinafter defined) of this Agreement, including, but not limited to, out of town vacations, and the rendering of Consulting Services shall not interfere with such vacations; and

                  (b) Subject to the requirements of Section 3(a) above, Consultant shall be entitled to earn and receive from entities other than the Company any compensation, salary, profit participations, bonuses, wages, consulting fees or other earnings for services rendered by Consultant during the Term hereof without offset or deduction with respect to any Consulting Fees due hereunder whatsoever. In addition, Consultant shall have no duty of any kind pursuant to this Agreement to seek any other employment or engage in any other business activity during the term hereof.

              4.  Compensation.

                  (a) As compensation for Consultant's agreement to be available to render the Consulting Services during the Term of this Agreement, the Company agrees to compensate the Consultant at a rate of Five Hundred Thousand Dollars ($500,000) per annum (the "Consulting Fee"). Said Consulting Fee shall be payable in equal monthly installments beginning on July 1, 1999 and continuing on the first business day of each month thereafter (the "Required Compensation Payment Date") or in such other installments as may be agreed upon between the parties.

                  (b) If Consultant does not receive the applicable portion of the Consulting Fee ("Required Compensation Payment") within five (5) days after the Required Compensation Payment Date in accordance with the provisions of this Agreement, Consultant shall be entitled to liquidated damages on such payment at a rate of five (5) percent thereof and Consultant may provide the Company with written notification delivered in accordance with Section 15(g) below that such payment has not been received (the "Default Notice"). If Consultant does not receive the Required Compensation Payment within thirty (30) days after the date the Default Notice is deemed given by Consultant to the Company pursuant to Section 15(g) below (the "Breach Date") and there is a final, nonappealable judgment by a court with appropriate jurisdiction pursuant to Section 15(f) below ruling that the Company's failure to pay such Required Compensation Payment is a breach of its obligations to Consultant under the Consulting Agreement which breach has not been estopped, excused, waived, subject to offset, recoupment or subject to any other affirmative defenses available to the Company under law or equity as a result of Consultant's breach of the Consulting Agreement or otherwise (a "Company Default"), then such Company Default shall be deemed retroactive to the Breach Date. Upon the occurrence of a Company

Default, Consultant may elect (hereinafter referred to as the "Company Default Election") to do the following:

                        (i) receive the present value (determined using an interest rate of five (5) percent) of the Consulting Fees remaining due through June 30, 2003 (the "Remaining Amounts Due");

                        (ii)    in  the   event   of   the  foregoing,
Consultant shall agree to execute such documents as may be mutually acceptable to counsel for Consultant and the Company or its designees assigning to the Company as a substitute for Collateral under the Pledge Agreement entered into on February 18, 1997 between the Company and Consultant an amount not to exceed $800,000 of all of Consultant's or Consultant's assignee's rights, title and interests in the Remaining Amounts Due ("Assigned Remaining Amounts Due"). Such amount shall accrue interest at a rate of five (5) percent per annum from the assignment date through June 30, 2003. If the event Consultant timely pays to the Company the difference between the Withholding Amount, as such term is defined in the Amended and Restated Secured Promissory Note of even date herewith entered into between Consultant and the Company (hereinafter referred to as the "Withholding Amount"), and the Remaining Amount Due and the Company fails to pay the Withholding
Amount to the  applicable  governmental  entities  in a timely manner:
(i) the entire Withholding Amount shall earn interest at the legal rate from and after the date of receipt by the Company of Consultant's payment and (ii) the Consultant shall be entitled to recovery of any penalties incurred as a result of such failure to pay the Withholding Amount;

                        (iii) withdraw Collateral (as such term is defined in the Pledge Agreement entered into on February 18, 1997 by and between the Company and Consultant) of Consultant's choice to the extent that the total amount of the Collateral exceeds $800,000. In the event the Assigned Remaining Amounts Due equals or exceeds $800,000, Consultant shall be entitled to withdraw the entire amount of the remaining Collateral;

                        (iv) the foregoing remedies shall be in addition to such other remedies as may be available to Consultant in law and in equity;

                        (v) the foregoing provisions shall not prejudice Consultant's rights to seek provisional remedies and prejudgment interest upon the occurrence of a Breach Date; and
(vi) upon the occurrence of the Breach Date, the Company shall no longer be entitled to cure any breach of this Agreement.

              5.  Benefits.    In  addition   to  the  Consulting  Fee
provided for in Section 3  of  this  Agreement during the term of this
Agreement:

                  (a) Consultant shall have the right to continue to participate in any life, health and accident insurance, or other employee benefit plans as expressly set forth in Schedule 1 attached hereto (the "Benefits") or such other comparable plans with respect to such Benefits which may be in effect from time to time during the Term of this Agreement for senior executives of the Company under terms no less favorable to those currently available to the Consultant pursuant to the terms of the Employment Agreement, as though Consultant was a full time employee of the Company;

                  (b) the Company shall provide Consultant with a monthly automobile allowance of One Thousand One Hundred Dollars ($1,100) and a car-phone, which car-phone shall be maintained at the Company's expense; and

                  (c) the Company shall pay on behalf of or reimburse Consultant for up to $10,000 for each year during the term of this Agreement thereafter for the fees and expenses incurred by Consultant in connection with financial and tax counseling, estate planning and income tax preparation.

              6. Expenses. The Company shall promptly reimburse Consultant for all out of pocket expenses incurred by Consultant in the discharge of Consultant's duties hereunder, upon receipt from Consultant of vouchers, receipts or other reasonable substantiation of such expenses. Upon the prior request of the Company and at the election of the Consultant, in the event the Consultant travels on the Company's behalf to perform any Consulting Services, Consultant shall be entitled to travel first class, to stay at luxury hotels and eat at first class restaurants.

              7. Term of Agreement. The term of this Agreement shall commence on July 1, 1999 and shall continue for a period of four (4) years from such date until June 30, 2003, unless earlier terminated as herein provided. This Agreement shall be terminated prior to the expiration of the term as set forth above only in the event of the occurrence of any one of the following circumstances:

                  (a)  The death of Consultant;

                  (b)  The Incapacity ofConsultant;

                  (c)    The  Company  terminates  this  Agreement for
Cause; or

                  (d) Consultant voluntarily elects to terminate this Agreement by written notice to the Company. For the purposes of this Agreement, the "Term" hereof shall be July 1, 1999 through June 30, 2003 or such other shorter period in the event the Agreement is terminated sooner pursuant to Sections 7(a) through 7(d) above.

              8.  Compensation  Upon  Termination.          Subject to
Section 8(d) below, in the event this Agreement is terminated pursuant to Sections 7(a) through 7(d) hereof, the Company shall be obligated to pay or provide to Consultant (or his legal representatives, as the case may be) under this Agreement the following and only the following:

                  (a)   In the  event  of  a  termination  pursuant to
Section 7(a):  (x) the  remaining Consulting Fees due Consultant under
Section 4 hereof through June 30, 2003 as though such termination had not occurred, when such Consulting Fees would have otherwise been due;
(y) benefits due under Section  5  (to the extent available) for sixty
(60) days after such termination and (z) payment for any unreimbursed expenses through the end of the Term;

                  (b)   In the  event  of  a  termination  pursuant to
Section 7(b):  (x) the  remaining Consulting Fees due Consultant under
Section 4 hereof through June 30, 2003 as though such termination had not occurred, when such Consulting Fees would have otherwise been due;
(y) benefits due under Section 5 (to the extent available) through June 30, 2003 as though such termination had not occurred, when such Consulting Fees would have otherwise been due and (z) payment for any unreimbursed expenses through the end of the Term;

                  (c) In the event of a termination pursuant to Sections 7(c) or 7(d): (x) payment of any unpaid Consulting Fees due Consultant under Section 4 hereof through the end of the Term; (y) benefits due under Section 5 through the end of the Term; and (z) payment for any unreimbursed expenses through the end of the Term; and

                  (d) Consultant agrees to cooperate with the Company, including being available for such medical exams as may be necessary, to enable the Company to obtain declining principal balance term life insurance on the Consultant in an amount equal to the outstanding amounts due pursuant to Section 8(a)(x) above in the event of Consultant's death.

              9.  Indemnification.

                  (a) The Company shall indemnify Consultant, during and after the Term of this Agreement, to the fullest extent provided for in the Company's Articles of Incorporation or Bylaws, as in effect, or as may thereafter be amended, modified or revised from time to time (collectively, "Company's Articles"), or permitted under the law of Delaware or such other state in which the Company may hereafter be domiciled, against any and all costs, claims, judgments, fines, settlements, liabilities, and fees or expenses (including, without limitation, reasonable attorneys' fees) incurred in connection with any proceedings (including, without limitation, threatened actions, suits or investigations) brought by party or parties other than Consultant or Consultant's heirs, successors or assignees arising out of, or relating to, Consultant's actions or inactions as Consultant or the Consultant Services performed by Consultant at any time during the Term of this Agreement or any counterclaims brought in defense of an otherwise indemnifiable action. The indemnification contemplated under this Section 9(a) shall be provided to Consultant unless, at the time indemnification is sought, such indemnification would be prohibited under the law of Delaware or of the state in which the Company may then be domiciled; the Company may rely on the advice of its counsel in determining whether indemnification is so prohibited.

                  (b) In the event of any actual or threatened investigation, administrative proceeding or litigation by any federal, state or local governmental authority (including agencies thereof) against the Company or any director, officer or employee of the Company arising from actions taken or events occurring at any point during the Term hereof, in which proceedings Consultant is not a party or threatened to be made a party but which require Consultant's attendance and if, under applicable law, or the rules or regulations of the particular governmental authority, counsel for the Company cannot additionally represent Consultant upon the provision of proper substantiation, or such simultaneous representation would not be permitted under the applicable canons of ethics governing attorneys-at-law, then: (i) Consultant shall have the right to retain such personal legal counsel, accounting advisors and experts as may be reasonably necessary in connection with such attendance, and (ii) the Company shall promptly reimburse Consultant, whether or not then in office, for all reasonable expenses incurred by him in retaining the above counselors, advisors and experts. If Consultant's attendance is required at proceeding contemplated by this Section 9(b) after the Term hereof, then, in all events, and in addition to the reimbursement described in (ii) above, the Company shall pay to Consultant a stipend in the amount of One Thousand Dollars ($1,000) per day for each day or any portion thereof during which Consultant is in attendance and shall reimburse Consultant for all reasonable travel, hotel and living expenses incurred by him in connection with such attendance.

                  (c) Any reimbursement or indemnification required under this Section 9 shall be made no later than ten (10) business days after receipt by the Company of the written request of Consultant, together with, with respect to expenses incurred, vouchers, receipts or other reasonable substantiation.

                  (d) If Consultant is entitled under any provision of this Section 9 to indemnification by the Company for some or a portion of the expenses, judgments, fines, or penalties actually and reasonably incurred by him in the investigation, defense, appeal or settlement of any action, suit or other proceeding, but not, however, for the total amount thereof, the Company shall nevertheless indemnify Consultant for the portion of such expenses, judgments, fines or penalties to which Consultant is entitled.

                  (e)   The   indemnification   provided   under  this
Section 9 shall not be deemed exclusive of any other rights to which Consultant may be entitled under the Company's Articles, any resolution of the Board of Directors, any agreement, any vote of shareholders or disinterested directors, insurance contracts, the law of Delaware or any other state in which the Company may hereafter be domiciled, or otherwise, both as to actions or inactions by Consultant in connection with his performing Consulting Services during the Term hereof, even though complaint may have been asserted after the Term hereof. Amounts payable as indemnification under this Section 9 shall be reduced by the amount of any other sums received by Consultant for the same purpose pursuant to any of such other provisions.

                  (f)   In the event of any  change, after the date of
this Agreement, in any applicable law, statute, or rule which expands the right of a corporation domiciled in Delaware or the state in which the Company may hereafter be domiciled to indemnify a consultant, such change (to the extent permitted by applicable law) shall be automatically incorporated herein, without further action of the parties, to the extent that such change affects Consultant's rights and the Company's obligations under this Section 9.

                  (g) In the event of any change, after the date of this Agreement, in any applicable law, statute, or rule which narrows or restricts the right of a corporation domiciled in Delaware or the state in which the Company may hereafter be domiciled to indemnify a consultant such change (to the extent permitted by applicable law) shall have no effect on the provisions of, or the parties' respective rights and obligations under this Section 9.

                  (h) In the event of an amendment or other revision, after the date of this Agreement, to the Company's Articles which expands the right of the Company to indemnify Consultant for the consulting services rendered by Consultant during the Term hereof, such change shall be automatically incorporated into this Agreement, without further action of the parties, to the extent that such change relates to Consultant's rights and the Company's obligations under this Section 9.

                  (i) In the event of an amendment or other revision, after the date of this Agreement, to the Company's Articles which narrows or restricts the right of the Company to indemnify Consultant for the consulting services rendered by Consultant during the Term hereof, such change shall have no effect on the provisions of, or the parties' respective rights and obligations under, this
Section 9.

                  (j) The Company agrees to give Consultant prompt notice of any amendment to or modification of the Company's Articles which relate to its ability to provide the indemnification contemplated under this Section 9.

                  (k) Notwithstanding any other provision herein, the Company shall not be obligated pursuant to the terms of this
Section 9:

                        (i) to indemnify or advance expenses to Consultant with respect to proceedings or claims (except counterclaims or cross claims) initiated or brought voluntarily by Consultant and not by way of defense, but such indemnification or advancement of expenses may be provided by the Company in specific cases if the Board of Directors finds it to be appropriate; or

                        (ii) to advance expenses or indemnify Consultant for any such expenses incurred by him with respect to any claim, issue or matter, raised in connection with a proceeding instituted by Consultant to enforce or interpret the provisions of this Section 9, if a court of competent jurisdiction renders a final judgment ruling against the Consultant with respect to the material assertions made by Consultant with respect to such claim, issue or matter, but such indemnification or advancement of expenses may be provided by the Company in specific cases if the Board of Directors finds it to be appropriate; or

                        (iii) to indemnify Consultant for expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) which have been paid directly to Consultant by an insurance carrier under a policy of directors' and officers' liability insurance maintained by the Company; or

                        (iv) to indemnify Consultant for expenses or liabilities arising from the purchase and sale by Consultant of securities of the Company in violation of federal or state securities laws; or

                        (v) to indemnify Consultant for liabilities or with respect to proceedings or claims relating to actions not taken in his capacity as a Consultant rendering Consulting services on behalf of the Company, including, without limitation, actions taken in his individual capacity as a shareholder.

              10. Confidentiality. Consultant covenants and agrees that he will not at any time during or after the Term of this
Agreement reveal, divulge or make known to any person, firm or corporation any information, knowledge or data of a proprietary nature relating to the business of the Company or any of its affiliates which is not or has not become generally known or public. Consultant shall hold, in a fiduciary capacity, for the benefit of the Company, all information, knowledge or data of a proprietary nature, relating to or concerned with, the operations, customers, developments, sales, business and affairs of the Company and its affiliates which is not generally known to the public and which is or was obtained by the Consultant during the Term of this Agreement. Consultant recognizes and acknowledges that all such information, knowledge or data is a valuable and unique asset of the Company and accordingly he will not discuss or divulge any such information, knowledge or data to any person, firm, partnership, corporation or organization other than to the Company, its affiliates, designees, assignees or successors or except as may otherwise be required by the law, as ordered by a court or other governmental body of competent jurisdiction, or in connection with the business and affairs of the Company.

              11. Equitable Remedies. In the event of a breach or threatened breach by Consultant of any of his obligations under
Section 10 hereof, Consultant acknowledges that the Company may not have an adequate remedy at law and therefore it is mutually agreed between Consultant and the Company that in addition to any other remedies at law or in equity which the Company may have, the Company shall be entitled to seek in a court of law and/or equity a temporary and/or permanent injunction restraining Consultant from any continuing violation or breach of this Agreement.

              12. Advance of Fees  and  Expenses.    The Company shall
promptly advance to Consultant:

                  (a) to the maximum extent provided for in the Company's Articles or permitted by the law of Delaware or such other state in which the Company may hereafter be domiciled, any fees or expenses which are included as indemnifiable fees or expenses pursuant to Section 9 hereof (including, without limitation, expenses of investigations, judicial or administrative proceedings or appeals, amounts paid in settlement by or on behalf of Consultant, and legal, accounting or other professional fees and disbursements) which may be incurred by Consultant and in the event of any other dispute arising under this Agreement involving an effort by Consultant to protect, enforce or secure rights or benefits claimed by him hereunder, all reasonable expenses, including attorneys' fees, incurred by Consultant in connection with such dispute (collectively, "Reimbursed Expenses");

                  (b) Reimbursed Expenses shall be made by the Company upon the written request of Consultant, which request shall be accompanied by an undertaking executed by Consultant acceptable in form and substance to counsel for the Company, by which Consultant undertakes to repay any amounts advanced to the extent that it is ultimately determined, by compromise, settlement, arbitration or final non-appealable court ruling, that Consultant is not entitled to indemnification or payment, as appropriate, for all or any portion of such fees and expenses;

                  (c) No later than ten (10) business days after receipt by the Company of the written request and undertaking of Consultant, together with receipts, invoices or other written documentation evidencing the Reimbursed Expenses to be covered by the advance, the Company shall make the advance requested, in one or more payments, to Consultant or according to his written instructions; and

                  (d) Any advances contemplated under Section 12(a) above, shall be made to Consultant unless, at the time the advance is requested, such advance would be prohibited under the law of Delaware or the state in which the Company may then be domiciled; the Company may rely on the written advice of its counsel in determining whether an advance is so prohibited.

              13. Effective Date. The effectiveness of this Agreement shall be conditioned upon (i) the occurrence of the "Effective Date" as such term is defined in the Settlement Agreement; (ii) delivery of the fully executed Settlement Agreement and Related Agreements; (iii) the Effective Date of the Consulting Agreement between the Company and Elwood I. Kleaver, Jr. ("Kleaver") pursuant to which Kleaver agrees to function as the Company's Chief Operating Officer ("COO"); and (iv) unanimous approval of this Agreement by the Board provided, however, that if such approval is not unanimous, Consultant may elect to declare the Settlement Agreement and the Related Agreements null and void.

              14. Representation by Counsel. Consultant acknowledges that the Company has advised Consultant to seek the advice of counsel in connection with Consultant's rights with respect to this Agreement, the Settlement Agreement and the Related Agreements. In connection therewith, Consultant has been represented by and has consulted with counsel of his own choice throughout the negotiation, drafting and execution of this Agreement, Valensi, Rose & Magaram PLC. In connection with the foregoing, Consultant and the Company acknowledge that the Company has been represented by its general outside counsel, the firm of Jeffer, Mangels, Butler & Marmaro LLP ("JMBM") in connection with the negotiation, documentation and execution of this Agreement. Consultant and the Company further acknowledge that JMBM has in the past represented Diane's Designs, a corporation owned by
Consultant and Consultant's spouse and that JMBM does not now currently represent Diane's Designs. In connection with all matters relating to this Consultants, JMBM has represented solely the interest of the Company.

              15. Miscellaneous.

                  (a) This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company. This

Agreement shall not be terminated by the voluntary or involuntary dissolution of the Company or by any merger, reorganization or other transaction in which the Company is not the surviving or resulting corporation or upon any transfer of all or substantially all of the assets of Company in the event of any such merger, or transfer of assets. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the surviving business entity or the business entity to which such assets shall be transferred in the same manner and to the same extent that the Company would be required to perform it if no such transaction had taken place.

              This Agreement shall  inure  to  the  benefit  of and be
enforceable by Consultant's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

                  (b)   Except  as  otherwise   provided   by  law  or
elsewhere herein, Consultant shall be entitled to all benefits as set forth herein notwithstanding the occurrence of the following events:

                        (i) any act of force majeure which materially and adversely affects the Company's business and operations, including but not limited to, the Company having sustained a material loss, whether or not insured, by reason of fire, earthquake, flood, epidemic, explosion, accident, calamity or other act of God; or

                        (ii) any strike or labor dispute or court or government action, order or decree; or

                        (iii)   a  banking   moratorium   having  been
declared by federal or state authorities; or

                        (iv) an outbreak of major armed conflict, blockade, embargo, or other international hostilities or restraints or orders of civic, civil defense, or military authorities, or other national or international calamity having occurred; or
(v) any act of public enemy, riot or civil disturbance or threat thereof; or

                        (vi) a pending or threatened legal or governmental proceeding or action relating generally to the Company's business, or a notification having been received by the Company of the threat of any such proceeding or action, which could materially adversely affect the Company.

                  (c) This Agreement may not be modified, altered or amended except by an instrument in writing signed by the parties hereto.

                  (d) This Agreement shall be construed in accordance with the laws of the State of California except to the extent that any provision of Sections 9 or 12 hereof may relate to an interpretation of the corporation laws of Delaware, the state in which the Company is domiciled, in which case such provision shall be construed in accordance with the corporation laws of that state.

                  (e)   Nothing  in  the   Agreement  is  intended  to
require or shall be construed as requiring the Company to do or fail to do any act in violation of applicable law; provided, however, that the foregoing shall not be utilized as a defense by the Company to any claim by Consultant that the Company has breached any terms of this Agreement. If any provision of this Agreement is invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall, nevertheless, remain in full force and effect in all other circumstances.

                  (f) The parties hereto agree that any and all disputes hereunder shall be submitted to a court located in Los Angeles, California and in this regard, the parties agree that they shall consent to personal jurisdiction in any state and/or the United States District Court for the Central District of California sitting in Los Angeles, California and agree to venue in the State of California. All costs and expenses (including attorneys' fees) incurred by the parties in connection with any dispute arising under this Agreement, shall be apportioned between the parties by a court based upon such court's determination of the merits of their respective positions. The burden of proving that indemnification or any advance under Sections 9 or 12 is not appropriate shall be on the Company.

                  (g) Any notice to the Company required or permitted hereunder shall be given in writing to the Company, either by personal service, telex, telecopier or, if by mail, by registered or certified mail return receipt requested, postage prepaid, duly addressed to the Secretary of the Company at its then principal place of business with a copy to Barry L. Burten, Esq., Jeffer, Mangels, Butler & Marmaro LLP, 2121 Avenue of the Stars, 10th Floor, Los Angeles, California 90067. Any such notice to Consultant shall be given in a like manner, and if mailed shall be addressed to Consultant at Consultant's home address then shown in the files of the Company with a copy to Philip Magaram, Esq., Valensi Rose & Magaram PLC, 1800 Avenue of the Stars, Suite 1000, Los Angeles, California 90067. For the purpose of determining compliance with any time limit herein, a notice shall be deemed given on the fifth business day following the postmarked date, if mailed, or the date of delivery if personally delivered or delivered by telex or telecopier.

                  (h) A waiver by either party of any term or condition of this Agreement or any breach thereof, in any one instance, shall not be deemed or construed to be a waiver of such term or condition or of any subsequent breach thereof.

                  (i) The section and subsection headings contained in this Agreement are solely for convenience and shall not be considered in its interpretation.

                  (j) This Agreement may be executed in one or more counterparts, each of which shall constitute an original.

                  (k) Consultant represents and agrees that Consultant has carefully read and fully understands all of the provisions of this Agreement and is voluntarily entering into this Agreement.

                  (l) The Company hereby acknowledges that it has reviewed and approved all of Consultant's expense reimbursement requests through the Effective Date as such term is defined in the Settlement Agreement.

              16. Survival. The rights and/or obligations of the Company and Consultant under Sections 10, 11, 12, 15(g) and 15(f) of this Agreement shall not be affected by the termination of this Agreement which rights and obligations or provisions shall survive.

              IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

                                COMPANY:
                                MAXICARE HEALTH PLANS, INC.
                                a Delaware corporation


                                By: /s/ Richard A. Link
                                Its: Executive Vice President and
                                Chief Financial Officer


                                By:  /s/ Alan Bloom
                                Its: Secretary


                                CONSULTANT:


                                /s/ Peter J. Ratican
                                Peter J. Ratican

                            Schedule 1

                 Description of Company Benefits


    o         Basic life insurance (underwritten  by Maxicare Life and
              Health  Insurance  Company  -   "MLH");  face  value  of
              $1,200,000.

    o Basic Accidental Death and Dismemberment (underwritten by Transamerica); policy value of $500,000.

    o         Long term disability (underwritten by UNUM).

    o         Indemnity  medical   coverage   (underwritten  by  MLH);
              subscriber and dependents.

    o Indemnity dental coverage (underwritten by SafeHealth Insurance Company); subscriber and dependents.

    o         Maxicare medical coverage; subscriber and dependents.

    o         Maxicare dental coverage; subscriber and dependents.

    o         Maxicare Health  Plans,  Inc.  -  Supplemental Executive
              Retirement Plan.